UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: April 10, 2006 (date of earliest event reported)

     Atlantic Bancshares, Inc.
(Exact name of registrant as specified in its charter)

    South Carolina
(State or Other Jurisdiction of Incorporation)

333-127242	20-3047433
(Commission File Number)	(IRS Employer Identification No.)

1 Sherington Drive, Suite J, Bluffton, South Carolina (Address of principal executive offices)	29910 (Zip Code)

    (843) 815-7111
(Registrant's telephone number, including area code)

    n/a
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.   TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

See Item 5.02 for a description of the termination of Mr. King’s employment agreement.

ITEM 5.02   RESIGNATION OF AN EXECUTIVE OFFICER

On April 10, 2006, Mr. Timothy C. King, the Chief Financial Officer of Atlantic Bancshares, Inc. (the “Company”), and its subsidiary bank, Atlantic Community Bank, resigned from his position as Chief Financial Officer by correspondence to the Company dated April 10, 2006. The resignation was effective upon its receipt by the Company. Mr. King’s employment agreement was terminated by his resignation. Pursuant to the terms of his employment agreement, Mr. King is entitled to compensation earned through the date of his resignation. His employment agreement also requires Mr. King to reimburse the Company for relocation expenses paid on his behalf in an amount equaling three months base salary less applicable taxes. In his resignation letter, Mr. King asserted that the Company had breached his employment agreement for failing to appoint him to the Company’s board of directors. The Company believes Mr. King’s allegation is without merit. At this time, it is unknown whether Mr. King will bring a claim against the Company. If he does, however, the Company would assert various defenses and file a counterclaim to require Mr. King to repay the Company for his relocation expenses.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC BANCSHARES, INC.
Date: April 12, 2006	By: /s/ Robert P. Trask
Robert P. Trask
President and Chief Executive Officer